Name of Registrant:
Templeton Emerging Markets Fund

File No. 811-04985

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund
(the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street, Fort Lauderdale, Florida, on February 28, 2014. The purposes of the meeting was to elect five (5) Trustees; and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2014. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Harris J. Ashton, Frank J. Crothers, Edith E. Holiday, Rupert
H. Johnson, Jr. and J. Michael Luttig* and the ratification of PricewaterhouseCoopers LLP. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of five Trustees:




       	                      % of        % of             % of   % of Shares
                            outstanding Shares         outstanding Present and
Term Expiring 2016	For    Shares	Voted  Withheld  Shares     Voting
Rupert H.Johnson,Jr 14,294,464 79.25%	96.76%  478,589  2.65%     3.24%



Term Expiring 2017
       	                     % of        % of             % of     % of Shares
                            outstanding Shares         outstanding Present and
			For   Shares	Voted  Withheld  Shares   Voting
Harris J. Ashton  14,344,209   79.52%	97.10%   428,844  2.38%   2.90%
Frank J. Crothers 14,300,549   79.28%	96.80%   472,504  2.62%   3.20%
Edith E. Holiday  14,363,355   79.63%	97.23%   409,698  2.27%   2.77%
J.Michael Luttig  14,374,353   79.69%	97.30%   398,700  2.21%   2.70%



* Ann Torre Bates, Gregory E. Johnson, David W. Niemiec, Frank A. Olson, Larry D. Thompson, Constantine D. Tseretopoulos and Robert E. Wade.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2014.


	                  	 	                        % of Shares
		Shares Voted   % of outstanding Shares   Present and Voting
For	        14,612,422	      81.00%	                 98.89%
Against		    89,641	       0.50%			  0.61%
Abstain		    73,437	       0.41%		          0.50%
Total	        14,775,500	      81.91%			100.00%